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EXHIBIT 23.1          CONSENT OF KPMG LLP



The Board of Directors
Alternative Living Services, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-32907) on Form S-8, (No. 333-37737) on Form S-3, (No. 333-38595) on Form
S-8, (No. 333-39705) on Form S-3, and (No. 333-45433) on Form S-3 of Alternative Living Services, Inc. of our report dated February 22, 1999, relating to the consolidated balance sheets of Alternative Living Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Alternative Living Services, Inc.



KPMG LLP

Chicago, Illinois
March 29, 1999



































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